Exhibit 10.2

CONTRIBUTION AGREEMENT

by and among

BOIS D’ARC ENERGY, LLC,

BOIS D’ARC PROPERTIES, LP,

BOIS D’ARC RESOURCES, LTD.,

WAYNE L. LAUFER,

GARY W. BLACKIE,

HARO INVESTMENTS LLC,

COMSTOCK OFFSHORE, LLC,

COMSTOCK RESOURCES, INC., and

OTHER PERSONS LISTED ON THE SIGNATURE PAGES HERETO

Dated as of July 16, 2004

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Table of Contents
(continued)

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Table of Contents
(continued)

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LIST OF EXHIBITS

Exhibit A	Form of Operating Agreement of the Company
Exhibit B	Form of Transfer Restriction Agreement
Exhibit C-1	Form of Assignment of Partnership/Membership Interest
Exhibit C-2	Forms of Assignments of Interest in Properties
Exhibit D	Form of Loan Agreement
Exhibit E	Form of Services Agreement
Exhibit F	Form of Long Term Incentive Plan
Exhibit G	Form of Overriding Royalty Interest Incentive Plan
Exhibit H-1	Form of Employment Agreement with Blackie
Exhibit H-2	Form of Employment Agreement with Laufer

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CONTRIBUTION AGREEMENT

     This Contribution Agreement (the “Agreement”), dated as of July 16, 2004, is by and among Bois d’Arc Energy, LLC, a Nevada limited liability company (the “Company”), Bois d’Arc Properties, LP, a Nevada limited partnership (the “New Subsidiary”), Bois d’Arc Resources, Ltd., a Texas limited partnership (“BDAR”), Wayne L. Laufer (“Laufer”), Gary W. Blackie (“Blackie”), Haro Investments LLC, a Texas limited liability company (“Haro”), such other persons listed on the signature pages hereto under the caption “BDA Contributors” (collectively, with BDAR, Laufer, Blackie and Haro, “BDA Contributors”), Comstock Offshore, LLC, a Nevada limited liability company (“Comstock Offshore”), and Comstock Resources, Inc., a Nevada corporation (“Comstock Resources” and collectively with Comstock Offshore, the “Comstock Parties”). Each of the above is a “Party” to this Agreement, and collectively they are sometimes referred to as the “Parties.” All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in Section 10.17 of this Agreement.

     WHEREAS, the Company was formed on June 17, 2004 pursuant to the laws of the State of Nevada upon the filing of articles of organization with the office of the Secretary of State of Nevada;

     WHEREAS, the New Subsidiary was formed on June 22, 2004 pursuant to the laws of the State of Nevada upon the filing of a certificate of limited partnership with the office of the Secretary of State of Nevada; 99.9% of the New Subsidiary’s partnership interest is owned by the Company;

     WHEREAS, Bois d’Arc Holdings, LLC (the “New GP”) was formed on June 21, 2004 pursuant to the laws of the State of Nevada upon the filing of articles of organization with the office of the Secretary of State of Nevada; 100% of the membership interest of the New GP is owned by the Company and the New GP owns a 0.1% general partner interest in the New Subsidiary;

     WHEREAS, Comstock Offshore desires to contribute its interest in certain oil and gas properties to the New Subsidiary at the Closing in accordance with the terms and provisions of this Agreement;

     WHEREAS, Blackie and Laufer each desire to contribute their respective partnership interests in Bois d’Arc Offshore, Ltd., a Texas limited partnership (“BDAO”) and their membership interests in Bois d’Arc Oil & Gas Company, LLC, a Texas limited liability company (“BDAOG”), to the Company at the Closing in accordance with the terms and provisions of this Agreement;

     WHEREAS, the BDA Contributors each desire to contribute their respective interest in certain oil and gas properties to the New Subsidiary at the Closing in accordance with the terms and provisions of this Agreement;

     WHEREAS, the Parties intend that for federal income tax purposes, the above contributions qualify as contributions pursuant to Section 721 of the Code except to the extent any Party receives cash or a promissory note;

     WHEREAS, in addition to the contributions described above, each Party desires to purchase membership interests in the Company as provided herein;

     WHEREAS, each Party is making certain representations, warranties, covenants and indemnities herein as an inducement to the other Parties to enter into this Agreement; and

     WHEREAS, the Contributors will enter into the Operating Agreement in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
CONTRIBUTION AND SALE TRANSACTIONS

     1.1 Contribution by Comstock Offshore. Subject to the terms and conditions of this Agreement, at the Closing, Comstock Offshore shall contribute, convey, assign, transfer, set over and deliver to the New Subsidiary all of its rights, title and interest in and to the oil and gas properties and such other assets listed on Schedule 1.1 in exchange for (i) the number of Class B Units set forth opposite its name on Schedule 1.0 and (ii) the assumption by the Company of the Liabilities set forth opposite Comstock Offshore’s name on Schedule 1.0 (collectively, the “Comstock Contribution”).

     1.2 Sales and Contributions by BDA Contributors. Subject to the terms and conditions of this Agreement, at the Closing, each of the BDA Contributors shall severally and not jointly sell, contribute, convey, assign, transfer, set over and deliver to the New Subsidiary each of their respective rights, title and interest in and to the leases and the interests set forth opposite each of their respective names on Schedule 1.2 as to the oil and gas properties listed on Schedule 1.2 in exchange for the following consideration: (i) the issuance to the applicable BDA Contributor (or to its designee in a Familial Transfer or an Affiliate Transfer (as such terms are defined in the Transfer Restriction Agreement)) of the number of Class B Units set forth opposite such BDA Contributor’s name on Schedule 1.0, (ii) the assumption by the Company of the Liabilities set forth opposite such BDA Contributor’s name on Schedule 1.0, and (iii) the payment to such BDA Contributor of the amount set forth opposite such BDA Contributor’s name on Schedule 1.0, which amount shall be payable in cash at the Closing (collectively, the “BDA Property Contributions”).

     1.3 Contributions by Blackie and Laufer. Subject to the terms and conditions of this Agreement, at the Closing, each of Blackie and Laufer shall contribute, convey, assign, transfer, set over and deliver to the Company all of their respective rights, title and interest in and to the partnership interests in BDAO and the membership interests in BDAOG (collectively, the “BDA Equity Interests”) in exchange for assumption and acceptance by the Company of the Liabilities of BDAO and BDAOG (the “BDA Equity Contributions”).

     1.4 Purchase of Class A Units. Subject to the terms and conditions of this Agreement, at the Closing, each Contributor agrees severally and not jointly to purchase from the Company, and the Company agrees to sell and issue to each such Contributor, the number of

Class A Units set forth opposite such Contributor’s name on Schedule 1.0 for a consideration of $1.00 per Class A Unit.

     1.5 Closing Transactions.

          (a) As provided in Sections 1.1 and 1.2, the ownership of the Properties shall be sold, transferred and/or assigned from each Contributor to the Company or the New Subsidiary (as applicable) on the Closing Date but effective as of the Effective Time. Subject to the other provisions of this Agreement, each Contributor shall (i) be entitled to all revenues (and related accounts receivable) attributable to the Properties owned by such Contributor (including, without limitation, the right to all production, proceeds of production and other proceeds), and (ii) responsible for the payment of all expenses (and related accounts payable) attributable to the Properties owned by such Contributor in each case to the extent the same relate to the period of time prior to the Effective Time. Subject to the other provisions of this Agreement, the Company or the New Subsidiary (as applicable) shall be entitled to all revenues (and related accounts receivable) attributable to the Properties (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be responsible for the payment of all expenses (and related accounts payable) attributable to the Properties, in each case to the extent the same relate to the period of time from and after the Effective Time.

          (b) The assignments by Blackie and Laufer of the BDA Equity Interests shall be effective as of the Effective Time, and from and after that time, but not prior thereto, that portion of the net profits or net losses of BDAO and BDAOG allocable to such partnership interests and membership interests, respectively, shall be credited or charged, as the case may be, to the Company, and not Blackie or Laufer (as the case may be), and neither Blackie nor Laufer shall have any interest in or the right to any benefit therefrom.

          (c) Except for the Assumed Liabilities, each Contributor of Properties shall retain responsibility for, and neither the Company nor the New Subsidiary shall assume any Liability of a Contributor with respect to the Properties incurred prior to the Effective Time.

          (d) At the Closing but as of the Effective Time, the Company shall assume from BDAO the Revised Service Contract dated June 1, 2004 between BDAO and Laufer & Associates.

     1.6 The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, on such date as the Parties may agree but in no event not later than July 16, 2004. The date on which the Closing occurs is referred to herein as the “Closing Date.”

     1.7 Closing Deliveries. Subject to the terms and conditions of this Agreement at the Closing:

          (a) Each of Blackie and Laufer will execute and deliver to the Company the following:

               (i) An assignment in the form attached hereto as Exhibit C-1 with respect to their respective BDA Equity Interests;

               (ii) Certificates of existence and good standing for each of BDAO and BDAOG; and

               (iii) Such other documents as may be reasonably requested by Comstock Offshore.

          (b) Each of the BDA Contributors will execute and deliver to the Company the following:

               (i) assignments in the forms attached hereto as Exhibit C-2 transferring and assigning title to their respective interests in the BDA Properties; and

               (ii) such other documents as may be reasonably requested by Comstock Offshore.

          (c) Comstock Offshore will deliver to the Company the following:

               (i) assignments in the forms attached hereto as Exhibit C-2 transferring and assigning title to its interest in the Comstock Properties;

               (ii) certificates of existence and good standing for each of Comstock Resources and Comstock Offshore; and

               (iii) such other documents as may be reasonably requested by BDAR.

          (d) Each Contributor will deliver to the Company the consideration for the Class A Units as specified in Section 1.4.

          (e) The Company will deliver or cause to be delivered to each of the Contributors or, in the case of any of the Contributors that is an entity, its constituent partners or members (“Distributees”), (i) a certificate or certificates evidencing the Class A Units and Class B Units to be issued to such Contributor or Distributee, (ii) the cash payment (which shall be by wire transfer of immediately available funds) in the amount set forth opposite the respective Contributor’s or Distributee’s name on Schedule 1.0 and (iii) an assumption agreement pursuant to which it assumes the Assumed Liabilities.

          (f) At the Closing, each of the Contributors and Distributees shall enter into the Operating Agreement and the Transfer Restriction Agreement.

     1.8 Post-Closing Adjustment.

          (a) Prior to the Closing, Laufer and Blackie shall cause BDAO to determine the BDAO Working Capital as of the Effective Time (the “Estimated Working Capital”). To the extent the Estimated Working Capital is greater than zero ($0.00), at the Closing, the Company shall pay to Laufer and Blackie an amount equal to the excess; to the extent the Estimated

Working Capital is less than zero ($0.00), at the Closing Laufer and Blackie shall collectively pay to the Company an amount equal to the deficit (either such payment, the “Estimated Adjustment Amount”).

          (b) Within ninety (90) days following the Closing, Comstock Offshore, Laufer and Blackie shall jointly determine the BDAO Working Capital as of the Effective Time (the “Initial Post-Closing Working Capital Calculation”). To the extent the Initial Post-Closing Working Capital Calculation is greater than zero ($0.00), the Company shall pay to Laufer and Blackie an amount equal to the excess; to the extent the Initial Post-Closing Working Capital Calculation is less than zero ($0.00), Laufer and Blackie shall collectively pay to the Company an amount equal to the deficit, but in either case the amount owing pursuant to this Section 1.8(b) shall be adjusted for the Estimated Adjustment Amount (the “Second Adjustment Amount”).

          (c) Within one hundred eighty (180) days following the Closing, Comstock Offshore, Laufer and Blackie shall jointly make a final determination of the BDAO Working Capital as of the Effective Time (the “Final Post-Closing Working Capital Calculation”). To the extent the Final Post-Closing Working Capital Calculation is greater than zero ($0.00), the Company shall pay to Laufer and Blackie an amount equal to the excess; to the extent the Final Post-Closing Working Capital Calculation is less than zero ($0.00), Laufer and Blackie shall collectively pay to the Company an amount equal to the deficit, but in either case the amount owing pursuant to this Section 1.8(c) shall be adjusted for the Estimated Adjustment Amount and the Second Adjustment Amount.

          (d) Any amount owing by or to Laufer and Blackie pursuant to this Section 1.8 shall be split as directed by them. For purposes of this Section 1.8, the term “BDAO Working Capital” shall mean (i) the sum of (1) cash, accounts receivable, prepaid expenses, (2) unreimbursed seismic costs, leasehold acquisitions costs and other costs incurred by BDAO under the Exploration Agreement, including but not limited to permitting, surveying and geological/geophysical data costs and (3) costs incurred with respect to prospects identified but not drilled as of the Effective Time pursuant to the Exploration Agreement, less (ii) the sum of trade payables and accrued expenses, in each case for BDAO and BDAOG on a combined basis. The BDAO Working Capital shall be calculated in accordance with GAAP.

          (e) Any gas imbalances that exist as of the Effective Time with respect to the Properties will be settled up among the Company and the Contributors of Properties based on the actual price received for the production month(s) in which the imbalance occurred.

ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING
BDAO AND BDAOG

     Laufer and Blackie hereby jointly and severally represent and warrant to the Company, the New Subsidiary and the Comstock Parties as follows:

     2.1 Existence and Good Standing. BDAO is a limited partnership duly formed and validly existing under the laws of the State of Texas. BDAOG is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas. Each of BDAO and BDAOG has all requisite partnership or limited liability company (as applicable) power and authority to carry on its business as it is now being conducted.

     2.2 No Violation. The consummation of the BDA Equity Contributions by Laufer and Blackie will not (i) violate any of the formation or governing documents of either BDAO or BDAOG, (ii) violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any lease, contract, license, instrument or any other agreement to which either BDAO or BDAOG is a party, (iii) result in the creation or imposition of any Lien upon any property of either BDAO or BDAOG, or (iv) to the knowledge of either Laufer or Blackie, violate or conflict with any order, award, judgment or decree or other restriction of any law, ordinance or regulation to which either BDAO or BDAOG or any of their respective properties or interests are subject.

     2.3 Consents and Approvals. No prior consent, approval or authorization of, or declaration, filing or registration with any Governmental Authority or other Person is required in connection with the BDA Equity Contributions by Laufer and Blackie.

     2.4 No Properties. Neither BDAO nor BDAOG owns any interest in the BDA Properties or any other oil and gas properties; provided, that to the extent either entity holds record title to any Properties as nominee, the necessary assignments will be prepared as soon as practical after Closing and the executed assignments shall be delivered to the appropriate beneficial owner(s).

     2.5 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of Laufer and Blackie, threatened against either BDAO or BDAOG, or any oil and gas property or asset that is owned or operated by either BDAO or BDAOG (the “BDA Operated Properties”), before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. Neither BDAO or BDAOG nor any of their respective properties is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent or materially delay either BDAO or BDAOG from performing its obligations under this Agreement and the Ancillary Documents.

     2.6 Taxes.

          (a) Each of BDAO and BDAOG has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with the appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to it, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with good accounting practices (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it other than those being contested in good faith by either entity.

          (b) Except as set forth on Schedule 2.6, (i) each of BDAO and BDAOG has at all times since its inception been properly treated as a partnership for federal income tax purposes; (ii) neither BDAO nor BDAOG is, as of the date hereof, the subject of any audit or other proceeding in respect of payment of Taxes for which it may be directly or indirectly liable and no such proceeding has been threatened; (iii) no claim has ever been made by a Governmental Authority where BDAO and/or BDAOG do not pay Tax or file Tax Returns that BDAO and/or BDAOG are or may be subject to Taxes assessed by such jurisdiction; (iv) as of the date hereof, neither BDAO nor BDAOG has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of either entity; (v) neither BDAO nor BDAOG is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; (vi) there are no Liens for Taxes on any assets of either entity except for Taxes not yet currently due, with respect to matters being contested by either entity in good faith for which adequate reserves have been made by such entity; (vii) the amounts of Taxes withheld by or on behalf of BDAO and BDAOG with respect to all compensation paid to employees, consultants, independent contractors or other persons for all periods ending on or before the date hereof have been proper and accurate in all respects, and all deposits required with respect to such compensation have been made in compliance in all respects with the provisions of all applicable Tax law; and (viii) neither BDAO nor BDAOG has any obligation for Taxes of any other person or entity.

     2.7 Gas Imbalances. To the knowledge of Laufer and Blackie, except as set forth in Schedule 2.7, neither BDAO nor BDAOG has received any material deficiency payment under any gas contract with respect to the BDA Operated Properties for which any Person has a right to take deficiency gas from either entity, nor has either entity received any material payment for production which is subject to refund or recoupment out of future production.

     2.8 Take or Pay. To the knowledge of Laufer and Blackie, there are no calls (exclusive of market calls) on the oil or gas production with respect to the BDA Operated Properties and neither entity has any obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Schedule 2.7.

     2.9 Leases. To the knowledge of Laufer and Blackie, each of the leases regarding the BDA Operated Properties is valid and in full force and effect, each of BDAO and BDAOG has performed all obligations required to be performed under such leases, or any other instruments and agreements relating to the BDA Operated Properties, and neither party is in default thereunder. Notwithstanding the foregoing, no representation or warranty is given with respect to any undrilled leases.

     2.10 Rentals Paid. To the knowledge of Laufer and Blackie, all rentals, bonuses and royalties on the production from the BDA Operated Properties, and any other interests payable out of such production, have been timely and fully paid and discharged, and all conditions necessary, and all conditions necessary to keep the leases regarding the BDA Operated Properties in full force have been performed and no proceeds from the sale of production attributable to the BDA Operated Properties are currently being held in suspense by any purchase thereof. Notwithstanding the foregoing, no representation or warranty is given with respect to any undrilled leases.

     2.11 Equity Ownership. Blackie and Laufer legally and beneficially own the BDA Equity Interests set forth opposite their respective names on Schedule 1.2, free and clear of any Liens. BDAOG legally and beneficially owns a 1.0% general partner interest in BDAO free and clear of any Liens.

     2.12 Employee Benefit Plans. Except as set forth on Schedule 2.12, neither BDAO, BDAOG nor the BDA Controlled Group sponsors, maintains, or contributes to or participates in any Benefit Arrangement, and there are no Benefit Plans.

     2.13 Labor Matters. Each of BDAO and BDAOG (i) has been and is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BDA CONTRIBUTORS

     Each of the BDA Contributors severally and not jointly makes the following representations and warranties to the Company, the New Subsidiary and the Comstock Parties, as to itself, himself or herself and as to its, his or her respective interest in the BDA Properties:

     3.1 Existence and Good Standing. To the extent that such BDA Contributor is not a natural person, such BDA Contributor is a limited partnership, limited liability company or corporation (as applicable), duly formed and validly existing under the laws of the jurisdiction of its organization. Such BDA Contributor has all requisite partnership, limited liability company or corporate (as applicable) power and authority to carry on its business as it is now being conducted.

     3.2 Authority. Such BDA Contributor has all requisite partnership, limited liability company or corporate (as applicable) power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents, to the extent a party hereto or thereto. This Agreement and each of the Ancillary Documents have been duly and validly executed and delivered by such BDA Contributor and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes the valid and binding obligation of such BDA Contributor, enforceable against such BDA Contributor in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     3.3 No Violation. The execution and delivery of this Agreement and each of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by such BDA Contributor (to the extent a party thereto) will not (i) violate any of the formation or governing documents of the such BDA Contributor (if applicable), (ii) violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any lease, contract, license, instrument or any other agreement to which such BDA Contributor is a party, (iii) result in the creation or imposition of any Lien upon the BDA Properties or any other property of such BDA Contributor, or (iv) to the knowledge of such BDA Contributor, violate or conflict with any order, award, judgment or decree or other restriction of any law, ordinance or regulation to which such BDA Contributor or any of its, his or her properties or interest is subject.

     3.4 Consents and Approvals. No prior consent, approval or authorization of, or declaration, filing or registration with any Governmental Authority or other Person is required in connection with the execution, delivery and performance by such BDA Contributor of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.

     3.5 Title to Properties. Except for items disclosed in Schedule 3.5 and goods and other property sold, used or otherwise disposed of in the ordinary course of business, such BDA Contributor has Good and Marketable Title in and to all BDA Properties owned by it, him or her free and clear of any Liens, except for: (i) Liens for current Taxes not yet due and payable, (ii) materialman’s, mechanic’s, repairman’s, employee’s, contractors, operator’s, and other similar Liens arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iii) all rights to consent by, required notices to, filings with, or other actions by Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (iv) such imperfections of title, easements and Liens which have not had, or would not reasonably be expected to have, a Material Adverse Effect. All major items of operating equipment used in connection with the BDA Properties over which such BDA Contributor has operating rights are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on such BDA Properties.

     3.6 Absence of Litigation. There is no Action pending or, to the knowledge of such BDA Contributor, threatened against such BDA Contributor or involving any of the BDA Properties, before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. Such BDA Contributor nor its, his or her BDA Property is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent or materially delay such BDA Contributor from performing its, his or her obligations under this Agreement and the Ancillary Documents.

     3.7 Taxes. All Tax Returns of such BDA Contributor required to be filed by law where the failure to file such Tax Returns on a duly and timely basis could result in a Lien on the BDA Properties or the imposition on the Company or the New Subsidiary of any liability for Taxes have been duly and timely filed in the proper form with the appropriate Governmental Authority. All Taxes due or payable pursuant to such Returns or otherwise have been paid, except for such amounts as are being contested diligently, in the appropriate forum and in good faith, where the failure to pay or contest such amounts could result in a Lien on the BDA

Properties or the imposition on the Company or the New Subsidiary of any liability for any Taxes. No federal, state, local or foreign audits or other administrative or court proceedings are presently pending with respect to any Tax Return or Tax of the representing BDA Contributor, and such BDA Contributor has not received written notice from any Governmental Authority of the expected commencement of any such proceeding, which could result in a Lien on the BDA Properties or the imposition on the Company or the New Subsidiary of any liability for Taxes. All Taxes based on or measured by the ownership of BDA Properties owned by such BDA Contributor or the production of oil or gas therefrom or the receipt of proceeds therefrom, which have become due and payable prior to the date hereof with respect to such BDA Properties have been properly paid, and such Taxes which become due and payable prior to the Closing shall be properly paid by such BDA Contributor.

     3.8 Gas Imbalances. To the knowledge of the applicable BDA Contributor, except as set forth in Schedule 3.8, such BDA Contributor has not has received any material deficiency payment under any gas contract with respect to the BDA Properties for which any Person has a right to take deficiency gas from such BDA Contributor, nor has such BDA Contributor received any material payment for production which is subject to refund or recoupment out of future production.

     3.9 Take or Pay. To the knowledge of the applicable BDA Contributor, there are no calls (exclusive of market calls) on the oil or gas production with respect to such BDA Contributor’s interest in the BDA Properties and such BDA Contributor has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Schedule 3.8.

     3.10 Leases. To the knowledge of the applicable BDA Contributor, each of the leases regarding the BDA Properties owned by such BDA Contributor is valid and in full force and effect, and such BDA Contributor has performed all obligations required to be performed under such leases, or any other instruments and agreements relating to the BDA Properties, and is not in default thereunder.

     3.11 Rentals Paid. To the knowledge of the applicable BDA Contributor, all rentals, bonuses and royalties on the production from the BDA Properties owned by such BDA Contributor, and any other interests payable out of such production, have been timely and fully paid and discharged, and all conditions necessary, and all conditions necessary to keep the leases regarding such BDA Properties in full force have been performed and no proceeds from the sale of production attributable to such BDA Properties are currently being held in suspense by any purchase thereof.

ARTICLE IV
REPRESENTATIONS OF COMSTOCK PARTIES

     The Comstock Parties hereby jointly and severally represent and warrant to each of the Company, the New Subsidiary and the BDA Contributors as follows:

     4.1 Existence and Good Standing. Comstock Offshore is a limited liability company, duly formed and validly existing under the laws of the State of Nevada. Comstock Offshore has all requisite limited liability company power and authority to carry on its business as it is now being conducted. Comstock Resources is a corporation, duly formed and validly existing under the laws of the State of Nevada. Comstock Resources has all requisite corporate power and authority to carry on its business as it is now being conducted.

     4.2 Authority. Each Comstock Party has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to the extent a party hereto or thereto. This Agreement and the Ancillary Documents have been duly and validly executed and delivered by each Comstock Party (to the extent a party thereto) and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes the valid and binding obligation of each Comstock Party (to the extent a party thereto), enforceable against it in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

     4.3 No Violation. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by each Comstock Party will not (i) violate any of the formation or governing documents of either Comstock Party, (ii) violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any lease, contract, license, instrument or any other agreement to which either Comstock Party is a party, (iii) result in the creation or imposition of any Lien upon the Comstock Properties or any other property of either Comstock Party, or (iv) to the knowledge of the Comstock Parties, violate or conflict with any order, award, judgment or decree or other restriction of any law, ordinance or regulation to which either Comstock Party or any of their respective properties or interests are subject.

     4.4 Consents and Approvals. No prior consent, approval or authorization of, or declaration, filing or registration with any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Comstock Parties of this Agreement and the Ancillary Documents by Comstock Offshore and the transactions contemplated hereby and thereby, except for those that have been obtained prior to the date hereof.

     4.5 Title to Properties. Except for items disclosed in Schedule 4.5 and goods and other property sold, used or otherwise disposed of in the ordinary course of business, Comstock Offshore has Good and Marketable Title in and to all Comstock Properties, free and clear of any Liens, except for: (i) Liens for current Taxes not yet due and payable, (ii) materialman’s, mechanic’s, repairman’s, employee’s, contractors, operator’s, and other similar Liens arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iii) all rights to consent by, required notices to, filings with, or other actions by Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (iv) such imperfections of title, easements and Liens which have not had, or would not reasonably be expected to have, a Material Adverse Effect.

     4.6 Absence of Litigation. There is no Action pending or, to the knowledge of the Comstock Parties, threatened against either Comstock Party or involving any of the Comstock Properties before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. Neither of the Comstock Parties nor any of the Comstock Properties is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent or materially delay either Comstock Party from performing its respective obligations under this Agreement and the Ancillary Documents.

     4.7 Taxes. All Tax Returns required to be filed by law where the failure to file such Tax Returns on a duly and timely basis could result in a Lien on the Comstock Properties or the imposition on the Company or the New Subsidiary of any liability for Taxes have been duly and timely filed in the proper form with the appropriate Governmental Authority. All Taxes due or payable pursuant to such Tax Returns or otherwise have been paid, except for such amounts as are being contested diligently, in the appropriate forum and in good faith, where the failure to pay or contest such amounts could result in a Lien on the Comstock Properties or the imposition on the Company or the New Subsidiary of any liability for any Taxes. No federal, state, local or foreign audits or other administrative or court proceedings are presently pending with respect to any Tax Return or Tax of the Comstock Parties, and the Comstock Parties have not received written notice from any Governmental Authority of the expected commencement of any such proceeding, which could result in a Lien on the Comstock Properties or the imposition on the Company or the New Subsidiary of any liability for Taxes. All Taxes based on or measured by the ownership of Comstock Properties or the production of oil or gas therefrom or the receipt of proceeds therefrom, which have become due and payable prior to the date hereof with respect to the Comstock Properties have been properly paid, and Comstock Offshore’s allocable share of such Taxes which become due and payable prior to the Closing shall be properly paid by Comstock Offshore.

     4.8 Gas Imbalances. To the knowledge of the Comstock Parties, except as set forth in Schedule 4.8, Comstock Offshore has not received any material deficiency payment under any gas contract with respect to the Comstock Properties for which any Person has a right to take deficiency gas from Comstock Offshore, nor has it received any material payment for production which is subject to refund or recoupment out of future production.

     4.9 Take or Pay. To the knowledge of the Comstock Parties, there are no calls (exclusive of market calls) on the oil or gas production with respect to Comstock Offshore’s interest in the Comstock Properties and Comstock Offshore has no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Schedule 4.8.

     4.10 Leases. To the knowledge of the Comstock Parties, each of the leases regarding the Comstock Properties is valid and in full force and effect, and Comstock Offshore has performed all obligations required to be performed under such leases, or any other instruments and agreements relating to the Comstock Properties, and is not in default thereunder.

     4.11 Rentals Paid. To the knowledge of the Comstock Parties, all rentals, bonuses and royalties on the production from the Comstock Properties, and any other interests payable out of such production, have been timely and fully paid and discharged, and all conditions necessary, and all conditions necessary to keep the leases regarding the Comstock Properties in full force have been performed and no proceeds from the sale of production attributable to the Comstock Properties are currently being held in suspense by any purchase thereof.

     4.12 Comstock Credit Facility. No event of default currently exists under the Comstock Credit Facility or would result from the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ALL OF THE CONTRIBUTORS
AND DISTRIBUTEES

     Each Contributor and Distributee hereby severally and not jointly represents and warrants to the Company and each other Contributor and Distributee as follows:

     5.1 Acquisition Entirely for Own Account. This Agreement is made with the other Contributors and Distributees and the Company in reliance upon its or his representation, which by its or his execution of this Agreement is hereby confirmed, that the Units to be acquired or received by such Contributor or Distributee will be acquired for investment for such Contributor’s or Distributee’s own account, and not with a view toward the distribution of any part thereof, and that such Contributor or Distributee has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act or applicable state securities laws except as may be permitted pursuant to the Transfer Restriction Agreement.

     5.2 Disclosure of Information; Due Diligence. Each Contributor and Distributee has received the Private Placement Memorandum dated July 14, 2004 from the Company, and has had the opportunity to ask questions of and receive answers from the Company regarding the Company and the terms and conditions of the offering of the Units hereunder and has received all information that the Contributor or the Distributee has requested from the Company concerning the Company and the transactions contemplated hereby.

     5.3 Investment Experience; Accredited Purchaser Status. Each Contributor or Distributee is able to fend for itself or himself in the transactions contemplated by this Agreement, can bear the economic risk of its or his investment (including the possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that he or it is capable of evaluating the merits and risks of the investment in the Units or is relying on his or its own Purchaser Representative in making his or its investment decision. Each Contributor or Distributee understands that the Units to be acquired hereunder have not been registered under the Securities Act, or under the securities laws of any jurisdiction and such are being issued, by reason of reliance upon certain exemptions, and that the reliance on such exemptions is predicated, in part, upon the accuracy of the Contributors’ or the Distributee’s representations and warranties in this Article V. “Purchaser Representative” shall mean any person who (1) is not an Affiliate, manager, officer or other employee of the Company, or beneficial owner of 10% or more of the equity interest in the Company, (2) has such knowledge and experience in financial and business matters that he is capable of evaluating, alone or together with other purchaser representatives of the Contributor or the Distributee, or together with the Contributor or the Distributee, the merits and risks of the investment in Units, (3) is acknowledged by the Contributor or the Distributee in writing during the course of the transactions contemplated hereby to be such Contributor’s or Distributee’s purchaser representative in connection with evaluating the merits and risks of the prospective investment in Units, and (4) discloses to the Contributor or the Distributee in writing a reasonable time prior to the sale of Units any material relationship between such purchaser representative or his Affiliates and the Company or its Affiliates that exists, that is mutually understood to be contemplated, or that has existed at any time during the previous two years, and any compensation received or to be received as a result of such relationship.

          (a) With respect to Comstock Offshore, BDAR, Laufer, Blackie, Haro, and such other Contributors and Distributees identified on Schedule 5.1, each such Contributor or Distributee is familiar with Regulation D promulgated under the Securities Act and each is an “accredited investor” as defined in Rule 501(a) of such Regulation D.

          (b) With respect to each other Contributor and Distributee, (i) such Contributor’s or Distributee’s financial capacity is such that the total cost of such Contributor’s or Distributee’s investment in the Company would not be material when compared to such Contributor’s or Distributee’s total financial capacity (it being presumed that this test will be met if the investment to be made by such Contributor or Distributee is does not exceed 10% of such Contributor’s or Distributee’s net worth or joint net worth with such Contributor’s or Distributee’s spouse), (ii) such Contributor or Distributee has adequate means of providing for such Contributor’s or Distributee’s current needs and personal contingencies and has no need for liquidity in his investment in the Units, (iii) such Contributor or Distributee has substantial experience in making investment decisions of this type or is relying on his or its own Purchaser Representative in making his or its investment decision, (iv) such Contributor or Distributee or his or its Purchaser Representative has knowledge of finance, securities and investments, generally, (v) such Contributor or Distributee or his or its Purchaser Representative has prior experience and skill in investments based upon actual participation and (vi) such Contributor or Distributee has disclosed to the Company in writing any person who will act as his or its Purchaser Representative.

     5.4 Restricted Securities. Each Contributor and Distributee understands that the Units to be acquired hereunder are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the Operating Agreement and Restricted Transfer Agreement. Each Contributor and Distributee represents that he, she or it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

ARTICLE VI
ADDITIONAL COVENANTS

     6.1 Taxes.

          (a) For federal income tax purposes, all Parties will treat the Contributions contemplated by this Agreement as contributions to the Company qualifying under Section 721 of the Code, except that to the extent of the cash payments and the Contribution Notes which will be treated as sales to the Company under Section 707 of the Code. In accordance with the foregoing provision, Contributions to the New Subsidiary shall be treated as contributions or sales, as applicable, to the Company for federal income tax purposes.

          (b) In order to apportion appropriately any Taxes relating to a Straddle Period, each Contributor shall, to the extent permitted under applicable law, elect with each relevant Tax authority to treat for all Tax purposes the Effective Time as the last day of the taxable year or period of, or with respect to, the entities or assets contributed by such Party. Each such Party shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns relating to the entities or assets contributed by such Party for all Pre-Effective Periods other than Straddle Periods and all other Tax Returns required to be filed on or before the Effective Time. Each party shall timely pay (or cause to be paid) all Taxes shown as due and payable on such Tax Returns. The Company shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns for any Straddle Periods (“Straddle Returns”). The Company shall timely pay (or cause to be paid) all Taxes shown as due and payable on all Straddle Returns and, with respect to each such Straddle Return, the Party that contributed the asset or entity related thereto shall reimburse the Company for Taxes attributable to the portion of the Straddle Period ending on or before the Effective Time. For this purpose, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Effective Time shall be: (1) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire relevant Straddle Period (or, in the case of such Taxes determined on an arrears basis (such as real property Taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period prior to and including the Effective Time and the denominator of which is the number of calendar days in the entire Straddle Period; or (2) in the case of all other Taxes (such as Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount that would be payable if the taxable year or period ended on the Effective Time. Reimbursements pursuant to this Section 6.1(b) shall be made within thirty (30) days of the Company’s request therefor. After all Tax Returns have been filed as required by this Section 6.1(b), each Party agrees to provide the Company with documentation showing the tax basis of all assets contributed to the Company pursuant to this Agreement.

          (c) Laufer and Blackie will, with respect to the employees of BDAO and BDA Oil and Gas, take the position that BDAO and BDAOG prior to the Closing each meet the definition of “predecessor” and the Company meets the definition of “successor” as defined in Revenue Procedure 96-60, 1996-2 C.B. 399, and Treasury Regulation section 31.3121(a)(1)-1(b). Absent a mutual agreement with the Company to the contrary, each party will use the “Standard Procedure” described in section 4 of Revenue Procedure 96-60. Laufer and Blackie shall promptly supply the Company, with respect to all of such employees, all cumulative payroll information as of the Effective Time to comply with Treasury Regulation section 31.3121(a)(1)-1(b).

          (d) All Parties shall cooperate fully, as and to the extent reasonably requested by the Company, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the Company’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees (A) to retain all books and records with respect to Tax matters relating to the Party’s Contribution relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (including extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Company reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Company requests, shall allow the Company to take possession of such books and records.

     6.2 Termination of Exploration Agreement. At the Closing, the Exploration Agreement shall be terminated by written agreement of the parties thereto (without any liability to any party thereto) and shall be of no further force and effect. All warrants to purchase common stock of Comstock Resources that are not earned by the Effective Time pursuant to the terms of the Exploration Agreement are hereby cancelled, forfeited and of no further force and effect; provided that Laufer and Blackie shall be entitled to receive the warrants due under the Exploration Agreement on any well that has been spudded prior to the Closing Date as long as the well is a qualifying well under the Exploration Agreement and such well is completed as a successful well as provided therein. Comstock Offshore will be reimbursed for (a) all advances not previously reimbursed and (b) all out of pocket costs incurred with respect to prospects identified but not drilled as of the Effective Time, in each case pursuant to the Exploration Agreement. In the event the Company is dissolved pursuant to Section 17.7 of the Operating Agreement, the Exploration Agreement shall be reinstated in accordance with its terms.

     6.3 Loans by Comstock Resources. Comstock Resources agrees to advance funds from time to time to the Company in such amounts as the Board of Managers of the Company may reasonably request, with an aggregate amount outstanding at any time not to exceed $200 million (the “Loans”). Such Loans shall be pursuant to a Loan Agreement in the form of Exhibit D attached hereto, and shall be secured by a Lien on all of the Properties pursuant to deeds of trust, mortgages and other security documents acceptable to Comstock Resources.

     6.4 Services Agreement. At the Closing, Comstock Resources and the Company shall enter into the Services Agreement in the form attached hereto as Exhibit E.

     6.5 Adoption of Incentive Plan. As of the Closing, the Company shall adopt the Bois d’Arc Energy, LLC Long Term Incentive Plan in the form attached hereto as Exhibit F (the “LTIP”). The initial awards under the LTIP will be as set forth on Schedule 6.5.

     6.6 Overriding Royalty Incentive Plan. As of the Closing, the Company shall adopt the Bois d’Arc Energy, LLC Overriding Royalty Interest Incentive Plan in the form attached hereto as Exhibit G.

     6.7 Employee Benefit Plans. Comstock Resources shall permit the employees of the Company to participate in its Employee Benefit Plan, a group medical and welfare benefits plan. The Company shall adopt and maintain a 401(k) plan for its employees.

     6.8 Employment Arrangements. At the Closing, (a) the Company and Blackie shall enter into an employment agreement in the form attached hereto as Exhibit H-1 and (b) the Company and Laufer shall enter into an employment agreement in the form attached hereto as Exhibit H-2.

     6.9 Guaranty of Credit Facility Debt. The Parties acknowledge and agree that each of the Company, the New Subsidiary, the New GP, BDAO and BDAOG will become a guarantor under the Comstock Credit Facility, and will deliver all documents contemplated thereby.

     6.10 Guaranty of Indenture Debt. The parties acknowledge and agree that each of the Company, the New Subsidiary, the New GP, BDAO and BDAOG will become a guarantor and restricted subsidiary under the Indenture, and will deliver all documents contemplated thereby.

     6.11 Cooperation with Accountants. Each of the Parties agrees to cooperate with the Company’s accountants and provide such accountants with all books and records as may be requested in connection with the preparation of audited financial statements for the Company that may be necessary for a subsequent financing transaction. Any Party considered a “predecessor” to the Company shall further allow the Company’s accountants to perform audits of its financial statements for prior periods to the extent necessary for a subsequent financing transaction.

     6.12 Expenses. Except as otherwise provided in this Agreement, all expenses involved in the preparation and negotiation of this Agreement and the transactions contemplated hereby shall be borne by the Company. The Company shall reimburse each of the Comstock Parties, Laufer and Blackie any such expenses paid by such Party.

ARTICLE VII
CONDITIONS TO THE CLOSING

     7.1 Conditions to Each Party’s Obligation to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, if permissible, of the following conditions prior to the Closing:

          (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect (each Party hereby agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

          (b) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United

States which would prevent the consummation of the transactions contemplated by this Agreement or make the consummation of the transactions contemplated by this Agreement illegal; and

     (c) If Sally Blackie and Bets West, LLC elect to participate in the transactions contemplated by this Agreement, the Company shall have received the necessary instruments in form and substance satisfactory to it from Sally Blackie regarding the relinquishment and cancellation of certain rights and such other matters with respect to the Properties as the Company determines.

ARTICLE VIII
TERMINATION AND WAIVER

     8.1 Termination.

          (a) Any Contributor shall have the right to terminate this Agreement if the transactions contemplated by this Agreement are enjoined by a final, unappealable court order.

          (b) This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by mutual written agreement of BDAR and Comstock Offshore.

     8.2 Effect of Termination. If this Agreement is terminated by a Party pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of any of the Parties, or their respective stockholders, partners, members, directors, officers, managers, employees, agents or representatives other than Section 10.15 and this Section 8.2. Notwithstanding the preceding sentence or any other provision set forth herein, nothing in this Section 8.2 shall relieve any Party from liability for any breach of this Agreement.

     8.3 Extensions; Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party. No waiver, or failure to insist upon strict compliance, by any Party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement.

ARTICLE IX
REMEDIES

     9.1 Right to Indemnification Not Affected by Knowledge. The right to indemnification in accordance with the provisions of this Article will not be affected by any investigation conducted with respect to, or any Knowledge of the Indemnified Party (as defined herein below), whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

     9.2 Indemnification by Laufer and Blackie. Except as otherwise expressly provided in this Article IX and subject to the limitations stated in this Article IX, Laufer and Blackie severally and not jointly agree to, and shall, defend, indemnify and hold harmless the Company, the New Subsidiary and the Comstock Parties (and their respective officers, directors, employees, agents, shareholders, members and partners) from and against, and shall reimburse the Company, the New Subsidiary and the Comstock Parties (and their respective officers, directors, employees, agents, shareholders, members and partners) for, all Losses incurred by the Company, the New Subsidiary and the Comstock Parties (and their respective officers, directors, employees, agents, shareholders, members and partners), relating to, resulting from or arising out of (including, without limitation, as a result of any allegation by any third party) the following: (a) any inaccuracy in any representation or warranty of either Laufer or Blackie under Article II of this Agreement; (b) any breach or nonfulfillment of any covenant, agreement or other obligation of Laufer or Blackie of any provision of this Agreement; or (c) any Tax of BDAO or BDAOG attributable to a Pre-Effective Period.

     9.3 Indemnification by the BDA Contributors. Except as otherwise expressly provided in this Article IX and subject to the limitations stated in this Article IX, each BDA Contributor agrees to, and shall severally and not jointly, defend, indemnify and hold harmless the Company, the New Subsidiary and the Comstock Parties (and their respective officers, directors, employees, agents, shareholders, members and partners) from and against, and shall reimburse the Company, the New Subsidiary and the Comstock Parties (and their respective officers, directors, employees, agents, shareholders, members and partners) for, all Losses incurred by the Company, the New Subsidiary and the Comstock Parties (and their respective officers, directors, employees, agents, shareholders, members and partners), relating to, resulting from or arising out of (including, without limitation, as a result of any allegation by any third party) the following: (a) any inaccuracy in any representation or warranty of the indemnifying BDA Contributor under Articles III and V of this Agreement; (b) any breach or nonfulfillment of any covenant, agreement or other obligation of the applicable BDA Contributor of any provision of this Agreement; or (c) any Tax attributable to a Pre-Effective Period related to the BDA Properties; or (d) the breach by the BDA Contributor of any of its duties (including duties of disclosure) to its respective Distributees, if applicable, arising in connection with the transactions contemplated by this Agreement; or (e) obligations or liabilities of such BDA Contributor to any of its former partners, members, employees or agents on account of such Person’s present or former interest in or right to participate in the revenues or profits of such BDA Contributor.

     9.4 Indemnification by the Comstock Parties. Except as otherwise expressly provided in this Article IX and subject to the limitations stated in this Article IX, Comstock Offshore and Comstock Resources jointly and severally agree to, and shall, defend, indemnify and hold harmless the Company, the New Subsidiary and the BDA Contributors (and their respective officers, directors, employees, agents, shareholders, members and partners) from and against, and shall reimburse the Company, the New Subsidiary and the BDA Contributors (and their respective officers, directors, employees, agents, shareholders, members and partners) for, each and every Loss incurred by the Company, the New Subsidiary and the BDA Contributors (and

their respective officers, directors, employees, agents, shareholders, members and partners), relating to, resulting from or arising out of (including, without limitation, as a result of any allegation by any third party) the following: (a) any inaccuracy in any representation or warranty of either Comstock Party under Articles IV and V of this Agreement; (b) any breach or nonfulfillment of any covenant, agreement or other obligation of either Comstock Party under any provision of this Agreement; or (c) any Tax attributable to a Pre-Effective Period related to the Comstock Properties.

     9.5 Notice and Defense of Third-Party Claims. If any judicial, administrative, arbitration or investigatory proceeding or other proceeding, claim or controversy (collectively, a “Proceeding”) shall be brought or asserted under this Article IX against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article IX from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all reasonable expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and Liability under and pursuant to the indemnifications set forth in this Article IX. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person’s right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its rights or obligations under this Article IX. In the event that the Indemnifying Person, within twenty (20) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of and at the expense of the Indemnifying Person. Anything in this Article IX to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld), settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; provided, however, the Indemnified Person’s prior written consent is not required if (A) there is no finding or admission of any violation of law, rule, regulation or other legal requirement or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Person, (B) the Indemnified Person receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that any claimed liability of the Indemnified Person with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Person is being released from any and all obligations or liabilities it may have with respect thereto, and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person.

     9.6 Limitations of Liability. In calculating the amount of any Loss for which any Indemnifying Person is liable under this Article IX there shall be taken into consideration the amount of any insurance recoveries from third-party insurers which the Indemnified Person actually receives as a direct consequence of the circumstances to which the Loss related or from which the Loss resulted or arose, except to the extent such insurance recoveries have or are reasonably anticipated to result in future or retroactive premium increases.

     9.7 Specific Performance; Injunctive and Other Equitable Relief. Each Party hereto acknowledges that a violation or attempted violation of any of the covenants and agreements herein will cause such damage to the other Parties as will be irreparable, the exact amount of which would be difficult or impossible to ascertain and for which there will be no adequate remedy at law, agrees that the other Parties hereto shall be entitled as a matter of right to specific performance and injunctive and other equitable relief in case of such violation or attempted violation as well as any injunctive and other equitable relief in case of such violation or attempted violation as well as any and all costs and expenses sustained or incurred in obtaining any such equitable relief, including, without limitation, reasonable attorneys’ fees, and agrees to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunction or other equitable relief.

     9.8 Certain Joinder to Indemnification. Laufer hereby joins in and agrees to be bound by the indemnification obligation of Haro under Section 9.3 to the same extent as Haro is bound thereby.

ARTICLE X
MISCELLANEOUS

     10.1 Survival of Representations and Warranties. The Parties agree that all of their respective representations and warranties contained in this Agreement, the Schedules hereto or any certificate, agreement or document delivered under this Agreement shall survive the Closing. Notwithstanding the foregoing, all representations and warranties shall terminate upon consummation of a Financing Transaction.

     10.2 Brokers and Finders. All negotiations on behalf of the Parties relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the Parties and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against any other Party for financial advisory fees, brokerage or commission fees, finder’s fees or other like payment in connection with the consummation of the transactions contemplated hereby.

     10.3 Entire Agreement; Assignment. This Agreement together with the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof. This Agreement shall not be assigned (by operation of law or otherwise) by any Party without the prior written consent of all other Parties. No assignment shall relieve the assigning party of any obligation hereunder.

     10.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all of the Parties.

     10.5 Further Assurances. From time to time, the Parties shall execute and deliver such further agreements, documents, certificates and other instruments and shall take or cause to be taken such other actions as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

     10.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     10.7 Address for Notices. All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to the Parties at the addresses set forth herein or at such other addresses as a Party may hereafter specify in writing. Such notices may be delivered by hand or by telecopy or may be mailed, postage prepaid, by certified or registered mail, by a deposit in a depository for the receipt of mail regularly maintained by the United States Postal Service. All notices which are hand delivered or delivered by telecopy shall be deemed given on the date of delivery. Except as otherwise provided herein, all notices which are mailed in the manner provided above shall be deemed given upon receipt.

     if to any BDA Contributor:

c/o Bois d’Arc Resources, Ltd. 600 Travis, Suite 6275 Houston, Texas 77002 Attn: Mr. Gary Blackie Telecopy: (713) 228-1759

     with a copy (which shall not constitute notice) to:

Crady, Jewett & McCulley, L.L.P. 2727 Allen Parkway, Suite 1700 Houston, Texas 77019-2125 Attention: Larry Glenn Telecopy No.: (713) 739-8403

     if to either Comstock Party:

c/o Comstock Resources, Inc. 5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Attention: Mr. M. Jay Allison Telecopy No.: (972) 668-8812

with a copy (which shall not constitute notice) to:

Locke Liddell & Sapp LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 Attention: Jack E. Jacobsen Telecopy No.: (214) 756-8553

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.9 Dispute Resolution.

          (a) Negotiation. The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement or the termination, breach, or validity of this Agreement, promptly by good faith negotiation among representatives who have authority to resolve the controversy. Any Party may give the other Parties written notice of any dispute not resolved in the normal course of business. Within ten (10) days after delivery of the notice, the receiving Party shall submit to the others a written response. The notice and the response shall include (a) a statement of the Party’s concerns and perspectives on the issues in dispute, (b) a summary of supporting facts and circumstances and (c) the identity of the representative who will represent such Party. Within fifteen (15) days after delivery of the original notice, the representatives of the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause and clause (b) below are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

          (b) Mediation. If a dispute is not resolved by discussion between or among Parties, any Party may by notice to the other Party with whom such dispute exists require mediation of the dispute, which notice shall identify the names of no fewer than three (3) potential mediators. Each Party among whom the dispute exists agrees to participate in mediation of the dispute and will in good faith attempt to agree upon a mediator. If the Parties are unable to agree upon a mediator within fifteen (15) days after such notice or if such dispute shall not have been resolved by mediation within thirty (30) days after such notice, then any such Party may file for arbitration pursuant to subsection (c) below. All expenses of the mediator shall be equally shared by the Parties among whom the dispute exists.

          (c) Binding Arbitration.

               (i) Any dispute arising out of or relating to this Agreement or the breach, termination, or validity of the Agreement which has not been resolved by mediation within thirty (30) days of the initiation of such procedure, or which has not been resolved prior to the termination of mediation, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement. If a party to a dispute fails to participate in mediation, the others may initiate arbitration before expiration of the above period. If the amount of the claim asserted by the claimant in the arbitration exceeds $1,000,000, the Parties agree that the American Arbitration Association Optional Procedures for Large, Complex Commercial Disputes will be applied to the dispute.

               (ii) The AAA shall suggest a panel of arbitrators, each of whom shall be knowledgeable with respect to the subject matter of the dispute. Arbitration shall be before a sole arbitrator if the disputing Parties agree on the selection of a sole arbitrator. If not, arbitration shall be before three independent and impartial arbitrators, all of whom shall be appointed by the American Arbitration Association in accordance with its rules.

               (iii) The place of arbitration shall be Houston, Texas.

               (iv) The arbitrator(s) are not empowered to award damages in excess of compensatory damages.

               (v) The award rendered by the arbitrators shall be in writing and shall include a statement of the factual bases and the legal conclusions relied upon by the arbitrators in making such award. The arbitrators shall decide the dispute in compliance with the applicable substantive law and consistent with the provisions of the Agreement, including limits on damages. The award rendered by the arbitrator(s) shall be final and binding, and judgment upon the award may be entered by any court having jurisdiction thereof.

               (vi) All matters relating to the enforceability of the arbitration provisions of this Agreement and any award rendered pursuant to this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1-16. The arbitrators shall apply the substantive law of the State of Texas, exclusive of any conflict of law rules.

               (vii) Nothing in this Section 10.9 shall limit the rights of the Parties to obtain provisional, ancillary or equitable relief from a court of competent jurisdiction.

          (d) Expenses. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, if in the opinion of the arbitrators any claim by any party hereunder or any defense or objection thereto by the other party was unreasonable and not made in good faith, the arbitrators may assess as part of the award, all or any part of the arbitration expense (including without limitation reasonable attorneys fees) of the other party and of the arbitrators against the party raising such unreasonable claim, defense or objection. Nothing herein shall prevent the Parties from settling the dispute by mutual agreement at any time.

     10.10 Waiver. Each Party waives any right that such Party may have to commence any action in any court with respect to any dispute among the Parties relating to or arising under this Agreement or the rights or obligations of any Party hereunder, other than an action brought to enforce the arbitration provisions of Section 10.9 hereof. The Parties agree that any such action shall be brought (and venue for any such action shall be appropriate) in Dallas, Texas.

     10.11 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     10.12 Parties in Interest; No Third-Party Beneficiary. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person, including any party to a Financing Transaction, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     10.13 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The Parties hereto agree that signatures of the Parties and their duly authorized managers and/or officers may be exchanged by facsimile transmission, and that such signatures shall be binding to the same extent, and have the same force and effect, as the exchange of original written signatures. The originals of such signatures shall be sent to the other Parties hereto by overnight courier.

     10.14 Incorporation by Reference. Any and all Schedules, Exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     10.15 Public Announcements. Each of the Parties agree that, prior to the making of any public announcement or any disclosure to any third party with respect to the transactions contemplated by this Agreement, it will consult with the other Parties hereto and shall either agree upon the text of a joint announcement or obtain the others’ prior, written approval of an announcement to be made solely on behalf of such Party. Any of the Parties may make such disclosures or statements as it determines may be required by law, regulation, or rule of any bona fide Governmental Authority (provided that before making any such disclosure or statement, the Party making the disclosure shall discuss the nature and manner of such disclosure with the other Parties).

     10.16 Confidentiality. Each Party acknowledges that it will be receiving information that is non-public, confidential and proprietary in nature. Each Party agrees for itself and its affiliates, representatives, employees and agents to keep such information received from the other Party confidential and not to disclose or use such information for any purpose other than with respect to evaluating the transactions contemplated by this Agreement. Each Party further agrees to keep confidential the terms and substance of this Agreement, except for disclosure to such Party’s advisors or as may be required by applicable laws, rules or regulations (including, without limitation, SEC and NYSE rules and regulations).

     10.17 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

          (a) “Affiliate” of any Person shall mean any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such first Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controls,” “controlled by,” and “under direct or indirect control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

          (b) “Ancillary Documents” means all agreements, documents and instruments to be executed by any of the Contributors in connection with this Agreement, including without limitation, the Operating Agreement, the Transfer Restriction Company and the Assignments.

          (c) “Assignments” means the assignments conveying the BDA Equity Interests (in the form of Exhibit C-1) and the assignments conveying the Properties (in the form of Exhibit C-2).

          (d) “Assumed Liabilities” means, collectively, the assumption by the Company from each of the Contributors of the Liabilities set forth opposite each Contributor’s name on Schedule 1.0 and the Ordinary Course Liabilities.

          (e) “BDA Controlled Group” means BDAO, BDAOG, any Affiliate of either entity or any other organization that together with either entity is treated as a single employer under Section 414 of the Code.

          (f) “BDA Operated Properties” has the meaning set forth in Section 2.5.

          (g) “BDA Properties” means the assets and properties to be contributed by the BDA Contributors as set forth on Schedule 1.2.

          (h) “BDAO Working Capital” has the meaning set forth in Section 1.8(d).

          (i) “Benefit Arrangements” means each and all retirement, savings, bonus, commission, deferred compensation, incentive compensation, holiday, vacation, severance pay, stock option, stock purchase, performance, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit or other employee benefit plans, and contracts, policies, practices or arrangements providing employee or executive compensation benefits to employees, other than the Benefit Plans.

          (j) “Benefit Plans” means each and all “employee benefit plans” as defined in Section 3(3) of ERISA, currently or at any time during the past six years maintained or contributed to by the Controlled Group, including (i) any such plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA, and (ii) any such plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA, regardless of whether such Benefit Plans are excluded from ERISA coverage by Section 4 of ERISA.

          (k) “Class A Units” means the Class A Units of the Company as provided in the Operating Agreement.

          (l) “Class B Units” means the Class B Units of the Company as provided in the Operating Agreement.

          (m) “Closing” has the meaning set forth in Section 1.6.

          (n) “Closing Date” has the meaning set forth in Section 1.6.

          (o) “Code” means the Internal Revenue Code of 1986, as amended.

          (p) “Comstock Credit Facility” means the bank credit facility evidenced by the Amended & Restated Credit Agreement dated as of February 25, 2004 by and among Comstock Resources, Bank of Montreal, as agent, and the lenders party thereto.

          (q) “Comstock Properties” means the assets and properties to be contributed by Comstock Offshore as set forth on Schedule 1.1.

          (r) “Contributions” means collectively the BDA Equity Contributions, the BDA Property Contributions and the Comstock Contribution.

          (s) “Contributor” means each of the BDA Contributors and Comstock Offshore.

          (t) “Distributee” has the meaning set forth in Section 1.8(e).

          (u) “Effective Time” means (i) 7:00 a.m. (C.D.T.) on July 1, 2004 with respect to (1) the transfer of interests in crude oil and (2) the transfer of the BDA Equity Interests, and (ii) 9:00 a.m. (C.D.T.) on July 1, 2004 with respect to the transfer of interests in natural gas.

          (v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          (w) “Exploration Agreement” means the Exploration Agreement dated as of July 31, 2001, among Comstock Resources, Comstock Offshore, BDAR, BDAO, Laufer and Blackie.

          (x) “Financing Transaction” has the meaning set forth in the Operating Agreement.

          (y) “GAAP” means generally accepted United States accounting principles, consistently applied.

          (z) “Good and Marketable Title” means (1) with respect to the BDA Contributors, such title that: (i) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, and (B) in the case of state leases, from the records of the applicable state land office) or is assignable to the BDA Contributors out of an interest of record (as so defined) by reason of the performance by the BDA Contributors of all operations required to earn an enforceable right to such assignment; (ii) entitles the BDA Contributors to receive not less than the interest set forth on Schedule 1.2 with respect to each proved property evaluated therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property except as stated on Schedule 1.2; (iii) obligates the BDA Contributors to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption “Working Interest” or “WI” on Schedule 1.2 with respect to such property without increase over the life of such property except as shown on Schedule 1.2; and (iv) does not restrict the ability of the BDA Contributors to utilize the properties as currently intended; except in each case where deficiencies referenced in clauses (i) through (iv) would reasonably be expected to have a Material Adverse Effect on the value of such properties; and (2) with respect to Comstock Offshore, such title that: (w) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, and (B) in the case of state leases, from the records of the applicable state land office) or is assignable to Comstock Offshore out of an interest of record (as so defined) by reason of the performance by Comstock Offshore of all operations required to earn an enforceable right to such assignment; (x) entitles Comstock Offshore to receive not less than the interest set forth on Schedule 1.1 with respect to each proved property evaluated therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property except as stated on Schedule 1.1; (y) obligates Comstock Offshore to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption “Working Interest” or “WI” on Schedule 1.1 with respect to such property without increase over the life of such property except as shown on Schedule 1.1; and (z) does not restrict the ability of the Comstock Offshore to utilize the properties as currently intended; except in each case where deficiencies referenced in clauses (w) through (z) would reasonably be expected to have a Material Adverse Effect on the value of such properties.

          (aa) “Governmental Authority” means the governments of the United States and any state or county, city, and political subdivisions, and any agency, department, board, or other instrumentality thereof.

          (bb) “Indenture” means the Indenture by and among Comstock Resources, the guarantors named therein, and the Bank of New York Trust Company, N.A., trustee, dated as of February 25, 2004, with respect to Comstock Resources’ 6-7/8% Senior Notes due 2012, as amended and supplemented from time to time.

          (cc) “Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if the individual has current, actual knowledge of such fact or other matter. An entity shall be deemed to have “Knowledge” of a particular fact or other matter if any general partner, manager, director or executive officer of such entity or such entity’s general partner or any member (as applicable) has current, actual knowledge of such fact or other matter.

          (dd) “Liability” means any debt, obligation, duty or liability of any nature (including any undisclosed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

          (ee) “Liens” means any mortgage, pledge, hypothecation, claim, assignment, encumbrance lien, charge or preference, or other security interest of any kind or nature whatsoever.

          (ff) “Losses” means claims, actions, demands, penalties, damages, costs and expenses, including without limitation, reasonable attorneys’ fees.

          (gg) “Material Adverse Effect” means (1) with respect to any BDA Contributor, a material adverse effect (either individually or in the aggregate) on the condition (financial or otherwise), liabilities, business, assets, or results of operations of the BDA Properties or the applicable BDA Contributor, other than any effects arising out of or resulting from changes affecting the economy or financial conditions generally or from the transactions contemplated hereby, and (2) with respect to Comstock Offshore, a material adverse effect (either individually or in the aggregate) on the condition (financial or otherwise), liabilities, business, assets, or results of operations of the Comstock Properties or Comstock Offshore, other than any effects arising out of or resulting from changes affecting the economy or financial conditions generally or from the transactions contemplated hereby.

          (hh) “Operating Agreement” means the Operating Agreement of the Company dated as of July 1, 2004 and in the form of Exhibit A attached hereto.

          (ii) “Ordinary Course Liabilities” means all liabilities and obligations that arise in the ordinary course with respect to ownership of the Properties that accrue from and after the Effective Time, including without limitation, the obligation to plug and abandon wells and remove production facilities.

          (jj) “Person” means any natural person, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority, or any other juristic entity.

          (kk) “Pre-Effective Period” means all Tax periods ending on or before the Effective Time and the portion of any Straddle Period ending on the Effective Time.

          (ll) “Properties” means collectively, the BDA Properties and the Comstock Properties.

          (mm) “Rule 144” means Rule 144, promulgated under the authority of the Securities Act, as amended as of the date hereof.

          (nn) “Securities Act” means the Securities Act of 1933, as amended as of the date hereof.

          (oo) “Straddle Period” means all Tax periods beginning on or before and ending after the Effective Time.

          (pp) “Tax” or “Taxes” means any federal, foreign, state, county and local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (whether federal, state, or local) or being included (or required to be included) in any Tax Return relating thereto.

          (qq) “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

          (rr) “Transfer Restriction Agreement” means the Transfer Restriction Agreement among the Company and the members of the Company in the form of Exhibit B attached hereto.

          (ss) “Units” means collectively the Class A Units and the Class B Units.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.

THE COMPANY:

BOIS D’ARC ENERGY, LLC

By:	/s/ GARY W. BLACKIE

Name:	Gary W. Blackie

Title:	President

THE NEW SUBSIDIARY:

BOIS D’ARC PROPERTIES, LP

By:	Bois d’Arc Holdings, LLC,
its general partner

	By:	/s/ WAYNE L. LAUFER

	Name:	Wayne L. Laufer

	Title:	CEO of Bois d’Arc Energy, LLC - Sole Member

BDA CONTRIBUTORS:

BOIS D’ARC RESOURCES, LTD.

By:	Bois d’Arc Interests LLC,
its general partner

/s/ WAYNE L. LAUFER

Wayne L. Laufer, Manager

/s/ GARY W. BLACKIE

Gary W. Blackie, Manager

/s/ WAYNE L. LAUFER

WAYNE L. LAUFER

/s/ GARY W. BLACKIE

GARY W. BLACKIE

COMSTOCK OFFSHORE, LLC

/s/ ROLAND O. BURNS

Name:	Roland O. Burns

Title:	Senior Vice President

BOIS D’ARC RESOURCES, LTD.

By:	Bois d’Arc Interests, LLC,
General Partner

	By:	/s/ WAYNE L. LAUFER

Wayne L. Laufer, Manager

	By:	/s/ GARY W. BLACKIE

Gary W. Blackie, Manager

/s/ M. JAY ALLISON

M. JAY ALLISON

/s/ ROLAND O. BURNS
ROLAND O. BURNS

/s/ WAYNE L. LAUFER
WAYNE L. LAUFER

/s/ GAYLE LAUFER
GAYLE LAUFER

/s/ GARY W. BLACKIE
GARY W. BLACKIE

HARO INVESTMENTS LLC

By:	/s/ WAYNE L. LAUFER

Its:	Sole Member

BETS WEST INTERESTS, L.P.

/s/ SALLY L. BLACKIE

Title:	President

CADE OIL INVESTMENTS, INC.

/s/ WILLIAM W. CADE

Title:	President

/s/ GEORGE FENTON

/s/ JOCELYN FENTON

/s/ CHIALING YOUNG

/s/ D. MICHAEL HARRIS

/s/ WILLIAM HOLMAN

JAY PETROLEUM OF LA, LLC

/s/ WILLIAM C. LANGFORD

Title:	Managing Partner

/s/ STEVE KNECHT

/s/ GREGORY T. MARTIN

/s/ KERRY W. STEIN

PEGASUS ENERGY, LLC

/s/ NICHOLAS J. ARTHUR

Title:	Manager